CUSIP No. 736187204	13G	EXHIBIT 1

AGREEMENT

JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby agrees to file jointly the Schedule 13G to which this Agreement is attached, and any amendments to the Schedule 13G (the “Schedule 13G”) filed with respect to the common stock, par value $0.0001 per share, of PortalPlayer, Inc. which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13G, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Schedule 13G, and any future amendments to the Schedule 13G, filed on behalf of each of the parties hereto.

Date: February 10, 2005

SHAMROCK CAPITAL GROWTH FUND, L.P.

By:	Shamrock Capital Partners, L.L.C.,
Its General Partner

By:	/s/ Stephen D. Royer
Name:	Stephen D. Royer
Title:	Executive Vice President

SHAMROCK CAPITAL PARTNERS, L.L.C.

By:	/s/ Stephen D. Royer
Name:	Stephen D. Royer
Title:	Executive Vice President

CUSIP No. 736187204	13G

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

By:	/s/ Stanley P. Gold
Name:	Stanley P. Gold
Title:	President

STANLEY P. GOLD

/s/ Stanley P. Gold

SHAMROCK HOLDINGS, INC.

By:	/s/ Stanley P. Gold
Name:	Stanley P. Gold
Title:	President

ROY E. DISNEY

/s/ Roy E. Disney